Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements filed by Neuralstem, Inc. on Forms S-3 (Nos. 333-142451, 333-150574, 333-153387, 333-157079, 333-165973, 333-169847 and 333-173221) and on Forms S-8 (Nos. 333-152801 and 333-172563) of our report dated March 15, 2013 with respect to the audit of the balance sheets of Neuralstem, Inc. as of December 31, 2012 and 2011, and the related statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2012 and 2011, which appears in the Annual Report on Form 10-K of Neuralstem, Inc. for the year ended December 31, 2012.

/s/ Stegman & Company

Baltimore, Maryland

March 15, 2013